Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy to transfer stock exchange listing to Nasdaq
Ticker symbol to remain “XEL”

Minneapolis (Dec. 19, 2017) – Xcel Energy Inc. (NYSE: XEL) today announced that it will voluntarily transfer its stock exchange listing from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market (Nasdaq), effective December 29, 2017 after the market close. Xcel Energy shares are expected to begin trading as a Nasdaq-listed security on January 2, 2018. The company will retain its current ticker symbol “XEL”.
“We are pleased to join the world’s most innovative companies listed on Nasdaq, and to be the first Fortune 500 utility listed on Nasdaq,” said Ben Fowke, chairman, president, CEO, Xcel Energy. “This move is a natural transition for Xcel Energy as the company embraces technology and innovation. We are excited to partner with Nasdaq to leverage cutting-edge technology, trading liquidity, enhanced visibility opportunities and cost efficiencies.”

“Nasdaq is proud to be the listing venue of choice for Xcel Energy and a dedicated business partner for the company and its shareholders,” said Adena Friedman, president and CEO, Nasdaq. “As the energy industry evolves, Nasdaq remains committed to supporting innovators like Xcel Energy as they lead the clean energy transition on behalf of customers.”

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About Xcel Energy
Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.